EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Company’s previously filed Registration Statements on Forms S-8 (Nos. 333-87922, 333-67776, 333-107956 and 333-113871) of our report dated November 26, 2002 (except as to Note 2, which is as of January 28, 2005), with respect to the consolidated statements of operations, shareholders’ equity, and cash flows for Versant Corporation for the year ended October 31, 2002, and the related financial statement schedule, which report appears in the October 31, 2004 annual report on Form 10-K of Versant Corporation.

Our report dated November 26, 2002 (except as to Note 2, which is as of February 11, 2005) contains an explanatory paragraph that states that the accompanying consolidated financial statements for the year ended October 31, 2002, have been restated.

/s/ KPMG LLP

San Jose, CA
February 14, 2005